Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Materion Corporation for the registration of $150,000,000 of securities and to the incorporation by reference therein of our reports dated February 29, 2012 with respect to the consolidated financial statements and schedule of Materion Corporation, and the effectiveness of internal control over financial reporting of Materion Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

November 2, 2012